JPMorgan Chase, First Data Agree To End Chase Paymentech Joint Venture

Expanding Global Payments Opportunities Prompt Companies

To Take Successful Joint Venture In House

NEW YORK - May 27, 2008 - JPMorgan Chase [NYSE: JPM] and First Data announced today they have agreed to end their joint venture, Chase Paymentech Solutions™, a global payments and merchant acquiring entity, by the end of 2008. In the interim, the two companies will continue to operate their joint venture and provide outstanding service to their customers.

In reviewing the Chase Paymentech joint venture, both JPMorgan Chase and First Data concluded that the payments and merchant-acquiring businesses were core to their strategies and each owner's share of the venture should be operated independently by their respective companies.

After the transition, JPMorgan Chase and First Data will operate separate payment businesses. JPMorgan Chase will provide global payment solutions for allocated merchants by retaining 51 percent of the JV's assets, including most of its employees and the JV's Canadian and European operations. The bank will name its payments and merchant acquiring business Chase Paymentech and retain the JV's Dallas headquarters.

First Data will continue to provide transaction processing and data commerce solutions for allocated merchants through its current technology platforms. First Data will assume management of the full-service ISO and Agent Bank unit of the JV and will integrate 49 percent of the JV's assets and a portion of the JV employees into its existing merchant acquiring business.

"With emerging opportunities in the global payments business, it makes good sense to bring our stake in Chase Paymentech business fully in-house. Merchants are moving beyond traditional payment vehicles and we expect to be at the forefront of the industry, developing and investing in new forms of payments and related transactions that bring value to merchants", said Gordon Smith, chief executive of JPMorgan Chase's Card Services group. He added, "We appreciate our successful partnership with First Data Corp. and look forward to working with the company on other areas of joint interest in the future."

"Throughout this transition, we are committed to ensuring that there is no disruption to our allocated merchant partners. First Data will continue to focus on our core business of providing data-driven solutions and insight for our customers while delivering market-leading services and technologies that advance global commerce," said Brian Mooney, president of First Data's Merchant Services group. "In addition, we remain committed to the bank alliance model and value the successful relationships we have with our financial institution partners. We look forward to working with JPMorgan Chase in other areas of business."

Mike Duffy, president and CEO of Chase Paymentech, added, "During this transition, we will ensure that our customers continue to receive the high-quality support they expect from us. Our focus will continue to be on the delivery of the most secure and reliable global payments via our state-of-the-art, multi-channel proprietary payment platform."

Chase Paymentech Solutions, LLC is a leading global payments firm and the world's largest merchant acquirer - transacting all types of payments in 140 currencies. In 2007, the company processed approximately 19.7 billion payment transactions, with more than $719 billion in annual bank card and debit volume. Chase Paymentech's customer base includes the most respected companies and brands in the world, including 70 percent of leading e-commerce businesses and more than 600,000 merchants in nearly one million locations worldwide.

First Data is a global technology leader in information commerce. The company processes transaction data of all kinds, harnesses the power of that data and delivers innovations in secure infrastructure, intelligence and insight for its customers. With operations in 37 countries, First Data serves over 5.4 million merchant locations, 2,000 card issuers and their customers. It powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company's portfolio of services and solutions includes merchant transaction processing services; credit, debit, private-label, gift, payroll and other prepaid card offerings; fraud protection and authentication solutions; electronic check acceptance services through TeleCheck; as well as Internet commerce and mobile payment solutions. The company's STAR Network offers PIN-secured debit acceptance at 2.1 million ATM and retail locations. Through First Data's centers of excellence, such as security, analytics, customer loyalty and mobile payments, it offers data-driven commerce solutions for customers around the globe. For more information, visit www.firstdata.com.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.6 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the worlds most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. JPMorgan Chase is committed to investing in education, economic opportunity, development and environmental programs that enable people and communities to thrive. Information about the firm is available at www.jpmorganchase.com.

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